Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the use in this registration statement of Forever Valuable Collectibles, Inc. on Form SB-2 of our report dated January 25, 2008 appearing in the Prospectus, which is part of this Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Cordovano and Honeck LLP
Cordovano and Honeck LLP
Englewood, Colorado
January 29, 2008